Corcept Therapeutics Announces First Quarter 2013 Financial Results

MENLO PARK, CA -- (Marketwire - May 02, 2013) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today reported its financial results for the quarter ended March 31, 2013.

First Quarter Financial Results

For the first quarter of 2013, Corcept recognized $1.7 million in net product revenue, after deducting associated government rebates, chargebacks and other allowances. Cost of sales for the first quarter of 2013 was $20,000. Because we expensed product manufacturing costs incurred prior to FDA approval in February 2012, our cost of sales in the first quarter of 2013 consisted primarily of stability testing and distribution costs.

Corcept reported a net loss of $12.1 million, or $0.12 per share, for the first quarter of 2013, compared to a net loss of $11.0 million, or $0.13 per share for the same period in 2012.

The net loss for the first quarter of 2013 and the corresponding period in 2012 each included significant non-cash expenses of $2.4 million. After adjusting for these non-cash expenses, the company's net loss on a non-GAAP basis was $9.7 million, or $0.10 per share, for the first quarter of 2013, compared to $8.6 million, or $0.10 per share, for the same period in 2012. A reconciliation from GAAP net loss to non-GAAP net loss is included in this press release.

Corcept's cash balance as of March 31, 2013 was $81.5 million, as compared to $93.0 million at December 31, 2012, and reflects approximately $11.6 million spent on operations during the first quarter of 2013.

Operating expenses for the first quarter were $12.7 million, compared to $11.0 million for the first quarter of 2012.

  Selling, general and administrative expenses in the first quarter of 2013 were $8.4 million, compared to $7.5 million for the comparable period in 2012. The increase was primarily due to increased staffing, consultancy and other professional services costs related to the commercialization of Korlym®.

  Research and development expenses in the first quarter of 2013 were $4.3 million, compared to $3.5 million for the comparable period in 2012. The increase was primarily due to the expansion of our phase 3 trial of mifepristone for the treatment of psychotic depression and the development of our next-generation selective GR-II antagonists.

Significant non-cash expenses included stock-based compensation of $1.3 million for the first quarter of 2013, as compared to $2.4 million for the comparable period of 2012. Stock-based compensation expense for the first quarter of 2012 included $1.3 million related to performance-based stock options that vested in their entirety on the approval by the FDA of our New Drug Application for Korlym in February 2012. In addition, the net loss for the first quarter of 2013 included $1.1 million attributable to accretion of interest expense on Corcept's capped royalty financing transaction, which we entered into in August 2012.

"We are pleased that the number of physicians prescribing Korlym for the first time, as well as physicians issuing prescriptions for their second, third and fourth patients, continues to grow," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "Our goal remains to bring Korlym to every patient it can help."

In April 2012, Corcept began offering its first product, Korlym (mifepristone) 300 mg Tablets, as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients who have type 2 diabetes mellitus or glucose intolerance and have failed surgery or are not candidates for surgery.

Conference Call

Corcept will hold a conference call on May 2, 2013, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 in the United States or 1-847-585-4405 internationally approximately ten minutes before the start of the call. The pass code is 34774024.

A replay of the call will be available through May 16, 2013 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally. The pass code is 34774024.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20 to 50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. On April 10, 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company has a phase 3 trial underway for mifepristone for treatment of the psychotic features of psychotic depression and a portfolio of selective GR-II antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

Non-GAAP Measures of Net Loss

To supplement Corcept's financial results presented on a GAAP basis, we use non-GAAP measures of net loss that exclude significant non-cash expenses related to stock-based compensation expense and the accretion of interest expense under our capped royalty financing transaction. We believe that this non-GAAP measure of net loss helps investors better evaluate the company's past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company's financial statements prepared in accordance with GAAP. The non-GAAP measure of net loss we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including the pace of Korlym's acceptance by physicians and patients, the pace of enrollment in or the outcome of the company's phase 3 trial of mifepristone for the treatment of psychotic depression, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts, including its ability to advance its next-generation GR-II antagonists towards human use. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                    March 31,   December 31,
                                                      2013          2012
                                                 ------------- -------------
                                                  (Unaudited)      (Note)

ASSETS:
  Cash and cash equivalents                      $      81,460 $      93,032
  Trade receivables, net                                 1,143           557
  Inventory                                              4,676         4,663
  Other assets                                             862           914
                                                 ------------- -------------
    Total assets                                 $      88,141 $      99,166
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                               $       2,263 $       3,804
  Deferred revenue                                          76            16
  Long-term obligation                                  32,795        31,680
  Other liabilities                                      2,004         1,889
  Stockholders' equity                                  51,003        61,777
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $      88,141 $      99,166
                                                 ============= =============

        Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------

                                                    2013           2012
                                               -------------  -------------

Revenues:
  Product sales, net                           $       1,717  $          --

Operating expenses:
  Cost of sales                                           20             --
  Research and development                             4,257          3,542
  Selling, general and administrative                  8,383          7,487
                                               -------------  -------------
    Total operating expenses                          12,660         11,029
                                               -------------  -------------
Loss from operations                                 (10,943)       (11,029)

Interest and other expense                            (1,141)            (5)
                                               -------------  -------------
    Net loss                                   $     (12,084) $     (11,034)
                                               =============  =============

Basic and diluted net loss per share           $       (0.12) $       (0.13)
                                               =============  =============

Shares used in computing basic and diluted net
 loss per share                                       99,814         84,420
                                               =============  =============

                     CORCEPT THERAPEUTICS INCORPORATED
                RECONCILIATION OF GAAP TO NON-GAAP NET LOSS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------

                                                    2013           2012
                                               -------------  -------------

GAAP net loss                                  $     (12,084) $     (11,034)

Significant non-cash expenses:
  Stock-based compensation
    Research and development                             148            118
    Selling, general and administrative                1,162          2,270
                                               -------------  -------------
      Total stock-based compensation                   1,310          2,388
                                               -------------  -------------
  Accretion of interest expense related to
   long-term obligation                                1,115        ―
                                               -------------  -------------
Non-GAAP net loss, as adjusted for significant
 non-cash expenses                             $      (9,659) $      (8,646)
                                               =============  =============

GAAP basic and diluted net loss per share      $       (0.12) $       (0.13)
                                               =============  =============

Non-GAAP basic and diluted net loss per share,
 as adjusted for significant non-cash expenses $       (0.10) $       (0.10)
                                               =============  =============

Shares used in computing basic and diluted net
 loss per share                                       99,814         84,420
                                               =============  =============

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com